Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

N-able, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	5,000,000	$7.17(2)	$35,850,000.00(2)	0.0001531	$5,489
Total Offering Amounts					$35,850,000		$5,489
Total Fee Offsets							$—
Net Fees Due							$5,489

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(1)Represents shares of common stock, par value $0.001 per share (the “Common Stock”), of N-able, Inc. (the “Registrant”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable pursuant to the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock. Represents an automatic annual increase provided for in the 2021 Plan.
(2)Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $7.17, which represents the average of the high and low price per share of the Registrant’s Common Stock on March 10, 2025 as reported on the New York Stock Exchange.